Filed Pursuant to Rule 433

Registration Nos. 333-109215

A preliminary prospectus supplement of the Republic of Colombia accompanies this free writing prospectus and is available from the SEC’s website at

http://www.sec.gov/Archives/edgar/data/917142/000119312506045477/d424b3.htm

(with respect to the 12.000% Global Bonds due 2015) and

http://www.sec.gov/Archives/edgar/data/917142/000119312506045479/d424b3.htm

(with respect to the Global TES Bonds due 2021)

**New Issue: Colombia Global TES - Modified Dutch Auction JPM/MS

Issuer:	Republic of Colombia
Rating:	Ba2/BB/BB (Moody’s/S&P/Fitch)
Format:	SEC Registered
Securities:	Global TES
Currency:	Colombian Peso
Offering Mechanism:	Modified Dutch Auction
Timing:	Offering begins today at 8:30am (EST) and expires today at 11:30am (EST). Results will be announced today around 4pm (EST)
Tranches:	Tap of Global TES 2015	New Global TES 2021
Maturity:	October 22, 2015	March 12, 2021
Coupon:	12.000%	TBD
Interest Period:	Annual	Annual
Size:	TBD	TBD
Listing:	Luxembourg Reg. Market	Luxembourg Euro MTF
Clearing Yield:	To be determined by auction
Applicable Exchange Rate:	Ps. 2,256.17/1 USD
Min. Denomination:	Ps. 5,000,000 / Ps. 1,000,000
Settlement:	March, 13 2006
Governing Law:	New York
Bookrunners:	JPMorgan and Morgan Stanley

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649/collect 1-212-834-4307.

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